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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  February 19, 1997
                                                ------------------------

                          Allied Waste Industries, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

        0-19285                                           88-0228636
        -------                                           ----------
(Commission File Number)                       (IRS Employer Identification No.)


        15880 Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260
        ----------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code (602) 423-2946
                                                  -----------------------

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS

        Allied    Waste    Industries,     Inc.    (the    "Company")    is    a
vertically-integrated, non-hazardous solid waste management company providing collection, recycling and disposal services.

                               RECENT DEVELOPMENTS

        On December 30, 1996, the Company completed the acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw Inc. ("Laidlaw") in the U.S. and Canada (the "Laidlaw Acquisition"), for consideration comprised of $1.2 billion cash, 14.6 million shares of the Company's common stock (the "Common Stock"), warrants to acquire 20.4 million shares of Common Stock, and two junior subordinated debentures with an aggregate face amount of $318 million (the "Allied Canada Debentures"). The cash consideration was financed from the proceeds of a senior credit facility in the aggregate amount of $1.275 billion (the "Senior Credit Facility") and the sale of $525 million of the Company's 10 1/4% Senior Subordinated Notes due 2006 (the "Notes").

        On January 16, 1997, the Company entered into a Share Purchase Agreement with USA Waste Services, Inc. ("USA Waste") pursuant to which USA Waste will acquire (the "Canadian Sale") all of the Canadian non-hazardous solid waste management operations of the Company for $518 million in cash. The Company acquired the Canadian operations in the Laidlaw Acquisition in December 1996. The Canadian Sale is anticipated to close during the first quarter of 1997, subject to standard Canadian regulatory approvals. Under the terms of the transaction, USA Waste will acquire 41 collection companies, 10 recycling facilities and seven landfills in Canada. The Company will use proceeds from the Canadian Sale to pay down approximately $500 million in debt under the Senior Credit Facility. Unless otherwise indicated, all references to the Company and its operations contained herein give effect to the Laidlaw Acquisition and the Canadian Sale.

                             BUSINESS AND PROPERTIES
THE COMPANY

        The Company is the fourth largest solid waste management company in the United States, by revenues. The Company serves 1.8 million customers through operations in 22 states. The Company has an extensive network of 33 transfer stations, 23 recycling facilities and 46 landfills. The Company's strategy is to develop vertically-integrated operations centered around landfills that are owned or operated by the Company in the markets it serves.

INDUSTRY TRENDS

        According to the National Solid Waste Management Association and Waste Age Magazine, the North American solid waste industry was estimated to have had revenues of more than $32 billion in 1995. The industry is highly fragmented with the four largest companies accounting, in 1995, for approximately 30% of revenues, seven mid-sized public companies accounting for approximately 4% of revenues, and several thousand municipalities and independent collection firms accounting for the remainder. The solid waste management industry has been affected significantly by increased regulation of disposal activities and to a lesser extent collection activities also, have been affected. In October 1991, the Environmental Protection Agency (the "EPA") adopted new regulations pursuant to Subtitle D ("Subtitle D") of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") governing the disposal of non-hazardous solid waste. These regulations led to a variety of requirements applicable to landfill disposal sites, including the construction of liners and the installation of leachate collection systems, groundwater monitoring systems and methane gas recovery systems. The regulations also require enhanced control systems to monitor more closely the waste streams being disposed at landfills, extensive post-closure monitoring of sites and financial assurances that landfill operators will be able to comply with the stringent regulations. The rising costs associated with increasingly stringent industry regulations have tended to promote consolidation and acquisition activity within the industry.

        The Company believes that these trends will continue and are the result of several factors:

          (1) Subtitle D and similar state regulations have significantly increased the amount of capital and technical expertise required to own and operate a landfill. As a result, many landfill operators that lack the necessary capital or expertise are electing to sell their landfills as an alternative to closing them;

          (2) a number of municipalities are electing to privatize their municipal landfills as an alternative to funding the changes to such landfills required by Subtitle D and related state regulations; and

          (3) as a result of heightened sensitivity to environmental conditions in many communities, it is becoming increasingly desirable for solid waste management companies to provide waste recycling programs in addition to conventional collection and disposal services.

These developments, as well as more stringent bonding requirements being imposed on solid waste management companies by various municipalities, have increased the amount of capital generally required for solid waste management operations, causing smaller companies that lack the requisite capital to sell their operations to better-capitalized companies.

BUSINESS STRATEGY

        The Company's strategy is to build a vertically-integrated solid waste management company with a strong presence in select markets. The Company plans to implement this strategy by (i) establishing a market presence generally based on its landfills; (ii) increasing volume in its markets through "tuck-in" acquisitions of collection companies and marketing to new customers; (iii) providing a high level of customer service; (iv) competitively pricing its services based on the particular circumstances of each market; and (v) continuing to control costs and reduce corporate overhead as a percentage of revenues. The Company believes that its strategy to build vertically-integrated operations will provide the Company with competitive advantages in its targeted regional markets.

        The Company pursues acquisitions in geographic areas characterized by one or more of the following criteria: (i) the availability of permitted and underutilized landfill capacity located either close to or outside of, but within economic range of, a major population center, (ii) disposal fees that justify necessary transportation expenses, (iii) near or medium-term scheduled closures of landfills near such a population center, (iv) a shift in landfill ownership from public to private and (v) rural landfills that are likely to provide opportunities in a local market.

        The Company has adopted the following four-step operating program in executing its business strategy:

          (1) Landfill Acquisitions. Once the Company identifies an area that qualifies under its target market criteria, the Company seeks to establish a market presence, generally by acquiring one or more landfills in that area that can be accessed economically from the metropolitan center or from the regional market area, either through direct hauling or through strategically located transfer operations. In evaluating a landfill acquisition, the Company considers, among others, the following factors: (i) current disposal costs together with transportation costs to the targeted landfill relative to transportation and disposal costs of potential competitors, (ii) expected landfill capacity, (iii) opportunities for landfill expansion, and (iv) projected short-term ability to secure an acceptable level of disposal volume.

          (2) Secure Captive Waste Volumes. The Company seeks to build a market presence and increase the utilization of the landfill by securing captive waste streams, which includes developing and acquiring transfer stations, entering into waste collection contracts and acquiring waste collection companies. Generally, the Company pursues the acquisition of collection companies that: (i) have well-established residential or commercial collection routes and accounts, (ii) own and operate transfer stations, or (iii) do not own landfills and are vulnerable to volatile disposal pricing, which the Company believes it can minimize through landfill ownership.

          (3) "Tuck-in" Acquisitions. The Company acquires service rights, obligations, machinery and equipment in "tuck-in" acquisitions of collection companies to: (i) increase the waste stream directed to its landfills, (ii) maximize its market presence, and (iii) take advantage of economies of scale which should increase earnings and return on capital.

          (4) Integration of Operations. Immediately following an acquisition, the Company begins to integrate the acquired company into its operating and control systems, internalizing waste previously disposed at third party landfills to facilities owned or operated by the Company, establishing an operating plan, implementing the Company's operating policies and procedures, including the consolidation and rationalization of routes and pricing, establishing new banking and cash control procedures, integrating the acquired company's accounting, data processing and management reporting systems and appointing a new board of directors. In many acquisitions, the Company retains the management of the company it acquires in order to benefit from the existing management's understanding of the local market, personal and business contacts, and goodwill in the community.

OPERATIONS

        COLLECTION. Collection operations involve collecting and transporting non-hazardous waste from the point of generation to the transfer station or the site of disposal. Solid waste collection is generally provided under two primary types of arrangements, depending on the customer being served.

        Residential. Residential collection services are performed pursuant to individual monthly subscriptions directly to households or long-term contracts with municipal governments that give the Company exclusive rights to service all or a portion of the homes in such municipalities at established rates. The Company seeks to obtain municipal contracts which enhance the efficiency and profitability of the Company's operations as a result of the density of collection customers within a given area. At the end of the term of most municipal contracts, the Company will attempt to renegotiate the contract, and if unable to do so, will rebid the contract on a sealed bid basis. Residential collection service arrangements with households are made directly between the Company and the resident. The Company seeks to enter into residential service arrangements where the route density is high, thereby creating certain economies of scale. Collection fees are determined by the Company and the customer based on general competitive and prevailing local economic conditions and include other considerations such as collection frequency, the type and volume or weight of the waste collected, the distance to the disposal facility, and cost of disposal. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or are paid directly by the residents receiving the service.

        Commercial. The Company provides containerized non-hazardous solid waste disposal services to a wide variety of commercial and industrial customers. These customers are provided with containers that are designed to be lifted mechanically and either emptied into a collection vehicle's compaction hopper or, in the case of roll-off containers, to be loaded onto the collection vehicle. The Company's commercial containers generally range in size from one to eight cubic yards and its roll-off containers generally range in size from 20 to 40 cubic yards. Contracts for commercial containers typically have terms of up to five years, may not be terminated by the customer prior to the end of the term and have renewal options. Contracts for roll-off containers may provide for temporary (such as the removal of waste from a construction site) or ongoing services. Fees relating to those contracts are determined by general competitive and prevailing local economic conditions and include other considerations such as collection frequency, type of equipment furnished, distance traveled to the disposal site, and the type and volume or weight of the waste collected.

        TRANSFER STATIONS. A transfer station is a facility where solid waste is received from third-party and Company owned collection vehicles and then transferred to and compacted in large, specially-constructed trailers for transportation to disposal facilities. This consolidation reduces costs by improving utilization of collection personnel and equipment, and is an increasingly common procedure in the solid waste management industry. Fees are generally based upon such factors as the type and volume or weight of the waste transferred and the transport distance involved. The Company believes that as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will increasingly be used as an efficient means to transport waste over longer distances to available landfills.

        RECYCLING. In response to increasing awareness by the customer of environmental concerns and expanding federal and state regulations pertaining to waste recycling, the Company includes recycling as a component of its integrated solid waste management plan. Services include curbside collection of recyclable materials for residential customers, commercial and industrial collection of recyclable materials, and, to a lesser extent, material recovery/waste reduction. Recycling fees are generally service based wherein the customer pays for the cost of removing, processing and disposing of potentially recyclable materials. In most cases, mixed waste materials are received at an owned or leased materials recovery facility (MRF) which is often integrated into or contiguous to a transfer operation. Materials such as paper, cardboard, plastic, aluminum and other metals are sorted, separated, accumulated, bound or placed in a container and readied for transportation to a third-party which will reuse the separated materials. The purchaser generally pays for the materials based on fluctuating spot-market prices. Material for which there is no market or for which the market price is insufficient to warrant processing are disposed of at a landfill or other disposal facility.

        LANDFILLS. Solid waste landfills are the primary method of disposal of solid waste in the United States. A landfill must be carefully maintained to meet federal, state and local regulations pursuant to Subtitle D. Maintenance includes excavation, continuous spreading and compacting of waste, and covering of waste with earth or other inert material. The cost of transferring solid waste to a disposal location places a geographic restriction on solid waste companies. Access to a disposal facility, such as a landfill, is a requirement for all solid waste management companies. While access can be obtained to disposal facilities owned or operated by unaffiliated parties, the Company believes that it is generally preferable for collection companies to own or operate their own disposal facilities thereby ensuring access on favorable terms and the internalization of disposal fees.

MARKETING AND SALES

        Each of the Company's districts has a staff responsible for sales and marketing. The Company's policy is to periodically visit each commercial account. In addition to calling on existing customers, each salesperson calls upon potential customers within a specified territory in each service area.

        In addition to its sales efforts directed at commercial and industrial customers, the Company has a municipal marketing coordinator in most service areas. The municipal marketing coordinators are responsible for interfacing with each municipality or community to which the Company provides residential service to assure customer satisfaction. In addition, the municipal coordinators organize and handle bids for renewal and new municipal contracts in their service area.

PROPERTY AND EQUIPMENT

        The principal fixed assets used by the Company in its collection and transfer operations are 33 owned or operated transfer/recycling facilities. The Company operates 46 non-hazardous solid waste landfills.

        The Company's principal executive offices are located at 15880 Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 where it currently leases 33,000 square feet of office space. The Company also maintains regional administrative offices throughout the United States.

EMPLOYEES

        The Company employs approximately 5,000 persons. Certain employees of the Company are covered by collective bargaining agreements. The Company believes that its relations with its employees are satisfactory.

COMPETITION

        The non-hazardous waste collection and disposal industry is highly competitive. The industry is comprised of four national waste companies in addition to the Company, WMX Technologies, Inc., Browning-Ferris Industries, Inc. ("BFI"), Republic Industries, Inc., USA Waste Services, Inc. and local and regional companies of varying sizes and competitive resources such as United Waste Systems, Inc. and Superior Services, Inc. The Company also competes with those counties and municipalities that maintain their own waste collection or disposal operations. These counties and municipalities may have financial advantages through their access to tax revenues and tax-exempt financing and their ability to mandate the disposal of waste collected within the jurisdiction at a municipal landfill. The Company may also experience competition from companies using alternative methods of managing solid waste streams, such as incineration.

        The solid waste collection and disposal industry is currently undergoing significant consolidation, and the Company encounters competition in its efforts to acquire landfills and collection operations. Accordingly, it may become uneconomical for the Company to make further acquisitions or the Company may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that the Company considers appropriate, particularly in markets the Company does not already serve.

ENVIRONMENTAL AND OTHER REGULATIONS

        The Company is subject to extensive and evolving environmental laws and regulations. These regulations are administered by the EPA and various other federal, state and local environmental, zoning, health and safety agencies, many of which periodically examine the Company's operations to monitor compliance with such laws and regulations. The Company believes that there will be increased regulation and legislation related to the waste management industry and the Company attempts to anticipate such future regulatory requirements to ensure compliance.

        The Company's operation of landfills subjects it to certain operational, monitoring, site maintenance, closure, postclosure and other obligations which could give rise to increased costs for monitoring and corrective measures. In connection with the Company's acquisition of existing landfills, it is often necessary to expend considerable time, effort and money to obtain permits required to increase the capacity of these landfills. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil or criminal penalties in case of violations.

        The Company's operations will be subject to extensive regulation, principally under the following federal statutes:

        The Resource Conservation and Recovery Act of 1976, as amended. RCRA regulates the handling, transportation and disposal of hazardous and non-hazardous wastes and delegates authority to states to develop programs to ensure the safe disposal of solid wastes. On October 9, 1991, the EPA promulgated Solid Waste Disposal Facility Criteria for nonhazardous solid waste landfills under Subtitle D. Subtitle D includes location standards, facility design and operating criteria, closure and post-closure requirements, financial assurance standards and groundwater monitoring as well as corrective action standards, many of which had not commonly been in place or enforced previously at landfills. Subtitle D applies to all solid waste landfill cells that received waste after October 9, 1991, and, with limited exceptions, all landfills were required to meet these requirements by October 9, 1993. Landfills that were not in compliance with the requirements of Subtitle D on the applicable date of implementation were required to close. In addition, landfills that stopped receiving waste before October 9, 1993 were not required to comply with the final cover provisions of Subtitle D. Each state must comply with Subtitle D and was required to submit a permit program designed to implement Subtitle D to the EPA for approval by April 9, 1993. States may impose requirements for landfill units that are more stringent than the requirements of Subtitle D. Once a state has an approved program, it must review all existing landfill permits to ensure that they comply with Subtitle D.

        The Federal Water Pollution Control Act of 1972 (the "Clean Water Act"), as amended. This act establishes rules regulating the discharge of pollutants into streams and other waters of the United States (as defined in the Clean Water Act) from a variety of sources, including solid waste disposal sites. If runoff from the Company's landfills or transfer stations may be discharged into surface waters, the Clean Water Act requires the Company to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. The permit program has been expanded to include stormwater discharges from landfills that receive, or in the past received, industrial waste. In addition, if development may alter or affect "wetlands," a permit may have to be obtained and certain mitigation measures may need to be undertaken before such development may be commenced. This requirement is likely to affect the construction or expansion of many solid waste disposal sites, including some owned or being developed by the Company. The Clean Water Act provides civil, criminal and administrative penalties for violations of its provisions.

        The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") addresses problems created by the release or threatened release of hazardous substances into the environment. CERCLA's primary mechanism for remediating such problems is to impose strict, joint and several liability for cleanup of disposal sites on current owners and operators of the site, former site owners and operators at the time of disposal, and waste generators and parties who arranged for disposal at the facility. The costs of a CERCLA cleanup can be substantial. Liability under CERCLA is not dependent on the existence or disposal of "hazardous wastes" (as defined under RCRA), but can also be founded on the existence of even minute amounts of the more than 700 "hazardous substances" listed by the EPA.

        The Clean Air Act, as amended. The Clean Air Act provides for increased federal, state and local regulation of the emission of air pollutants. The EPA has construed the Clean Air Act to apply to landfills. In March 1996, the EPA adopted New Source Performance Standard and Emission Guidelines (the "Emission Guidelines") for municipal solid waste landfills. These regulations impose limits on air emissions from solid waste landfills. The Emission Guidelines propose two sets of emissions standards, one of which is applicable to all solid waste landfills that commence construction, reconstruction or modification after May 30, 1991 and another which is applicable to all solid waste landfills that received waste or had the capacity to receive waste after November 8, 1987. The Emission Guidelines may be implemented by the states. These guidelines, combined with the new permitting programs established under the recent Clean Air Act amendments, will likely subject solid waste landfills to significant new permitting requirements and, in some instances, require installation of methane gas recovery systems.

        The Occupational Safety and Health Act of 1970 ("OSHA"), as amended. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work, and the handling of asbestos, may apply to the Company's operations.

        Future Federal Legislation. In the future, the Company's collection, transfer and landfill operations may also be affected by legislation that may be proposed in the United States Congress that would authorize the states to enact legislation governing interstate shipments of waste. Such proposed federal legislation may allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. If this or similar legislation is enacted, states in which the Company will operate landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could adversely affect landfills within these states that receive a significant portion of waste originating from out-of-state.

        State Regulation. Each state in which the Company operates has laws and regulations governing solid waste disposal and water and air pollution and, in most cases, regulations governing the design, operation, maintenance and closure of landfills and transfer stations. Management believes that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in their landfills. Many states have also adopted legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling.

        The Company's collection and landfill operations may be affected by the current trend toward laws requiring the development of waste reduction and recycling programs. For example, a number of states have recently enacted laws that will require counties to adopt comprehensive plans to reduce, through waste planning, composting and recycling or other programs, the volume of solid waste deposited in landfills within the next few years. A number of states have also taken or propose to take steps to ban or otherwise limit the disposal of certain wastes, such as yard wastes, beverage containers, newspapers, unshredded tires, lead-acid batteries and household appliances into landfills.

        The Company has implemented and will continue to implement its own environmental safeguards that comply with or exceed these governmental requirements. Additionally, the Company's policy will be to obtain an environmental assessment prepared by an independent environmental consulting firm for all real estate acquired.

LIABILITY INSURANCE AND BONDING

        The Company carries general liability, comprehensive property damage, workers' compensation, employer's liability, directors' and officers' liability and other coverages it believes are customary to the industry. The Company also has environmental impairment liability insurance for all of its operating landfills except one owned and four operated sites. The environmental impairment liability insurance is in the amount of up to $5 million for the policy term in excess of a $1 million deductible per claim. Except as discussed in Legal Proceedings below, management does not expect the impact of any known environmental or other contingencies to be material to the Company's liquidity, financial position or results of operations.

        The Company is required to provide certain financial assurances to governmental agencies under applicable environmental regulations relating to its landfill and collection operations. These financial assurances include performance bonds, letters-of-credit, insurance contracts and trust deposits required principally to secure the Company's estimated landfill closure and post-closure obligations and collection contracts. The Company expects to be required to provide approximately $221.6 million in financial assurance obligations relating to its landfill operations. The Company expects that financial assurances will increase in the future as the Company acquires and expands its activities and that a greater percentage of the financial assurances will be comprised of letters-of-credit.

LEGAL PROCEEDINGS

        The Company is currently involved in certain routine litigation. The Company believes that all such litigation arose in the ordinary course of business and that costs of settlements or judgments arising from such suits will not have a materially adverse effect on the Company's consolidated financial position or results of operations.

        The business of the Company is regulated by federal, state and local provisions that relate to the protection of the environment. The nature of the Company's business results in it frequently becoming a party to judicial or administrative proceedings involving governmental authorities and other interested parties. At December 31, 1996, the Company was not involved in any such proceedings where management believes sanctions imposed by governmental authorities may exceed $100,000. From time to time the Company may also be subject to actions brought by citizens' groups, adjacent landowners or others in connection with the permitting and licensing of its landfills or transfer stations, or alleging personal injury, environmental damage or violations of the permits and licenses pursuant to which the Company operates.

        The Company has been notified that it is considered a potentially responsible party at a number of locations under CERCLA or other environmental laws. The Company continually reviews its status with respect to each location, taking into account the alleged connection to the location and the extent of the contribution to the volume of waste at the location, the available evidence connecting the entity to that location and the numbers and financial soundness of other potentially responsible parties at the location. The actual liability at these sites cannot currently be determined due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the ultimate apportionment of responsibility among such potentially responsible parties.

        While the financial resolution of any of the above-described matters may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of the Company.

        Prior to the Company's acquisition of CRX, Inc. ("CRX"), an investigation of an unrelated manufacturing facility led to allegations that hazardous wastes were transported to and disposed of in CRX's Norfolk, Nebraska landfill. In January 1992, the Nebraska Department of Environmental Quality (the "NDEQ"), as agent for the EPA, published a preliminary assessment of the Norfolk landfill. The NDEQ recommended that the Norfolk landfill be referred to the NDEQ's Waste Recovery Section for groundwater monitoring and assessment. Subsequently, the Company, in cooperation with the NDEQ, agreed on a groundwater monitoring program. The initial tests indicated organic levels sufficient to warrant continued investigation to define the groundwater contamination, the area impacted and the action needed, and such investigation is ongoing. The Company has closed the Norfolk landfill, has proposed interim measures to mitigate and/or control further dispersal of the organics and is awaiting NDEQ approval of its proposal. A provision of $2.1 million, in excess of the closure and post-closure reserves recorded in the normal course of business, was made in the Company's 1994 Consolidated Financial Statements to recognize the estimated costs of additional closure, post-closure and remedial measures. Based on further technical assessment as of November 1996, the Company believes that the provision for the Norfolk landfill may be increased in the fourth quarter of 1996, which increase is not expected to have a material impact on the annual cash flow of the Company. The exact amount of this increase, and any resulting charge to earnings, is not determinable until additional environmental assessments are completed. In addition, the Company intends to vigorously seek recovery from other potentially responsible parties that may share responsibility for the contamination at the Norfolk site.

        The consolidated federal income tax returns for the fiscal years ended August 31, 1986, 1987 and 1988 of certain subsidiaries of the Company that were acquired from Laidlaw in December 1996 (the "LSW Subsidiaries") have been under audit by the Internal Revenue Service. In March 1994, the LSW Subsidiaries received a Statutory Notice of Deficiency proposing that the LSW Subsidiaries pay additional taxes relating to disallowed deductions in those income tax returns (the "Tax Controversy"). The consolidated tax group of the LSW Subsidiaries has also received notice that fiscal years 1992, 1993 and 1994 will be examined regarding the Tax Controversy. The LSW Subsidiaries could be directly liable for a substantial portion of any tax and interest assessed if the disallowance of the deduction is sustained. In addition, under Treasury Regulations promulgated under Section 1502 of the Internal Revenue Code ("IRC"), each member of the consolidated tax group including each LSW Subsidiary, is or could be severally liable for federal income tax liabilities of the entire consolidated tax group, including any taxes due on the deemed sale of assets by the LSW Subsidiaries pursuant to Section 338 of the IRC and all amounts at issue in the Tax Controversy which are ultimately determined to be owed.

        Any amounts at issue in the Tax Controversy and for which any LSW Subsidiary may ultimately be found liable, are included in and covered by the indemnification of the Company by Laidlaw set forth in the Stock Purchase Agreement by and between the Company and Laidlaw, among others, dated September 17, 1996 (the "Purchase Agreement"). Further, the Company and Laidlaw, among others, have entered into a Setoff Agreement, under which Laidlaw has agreed that if the Tax Controversy results in any damage, liability or expense to any LSW Subsidiary, and if Laidlaw fails to indemnify the Company against all such damages, liabilities or expenses within 30 days of a demand for indemnification, then the Company may set off the amount of all such damages, liabilities and expenses against all amounts then owed by the Company under the certain debt issued to Laidlaw consisting primarily of the Allied Canada Debentures.

        Other than to the extent contemplated in the Setoff Agreement, the obligation of Laidlaw to indemnify the Company in respect of amounts at issue in the Tax Controversy is a general, unsecured obligation of Laidlaw. The ability of Laidlaw to pay and fulfill such indemnification obligation will depend on the financial condition of Laidlaw at the time of any required performance of such obligation.

LIQUIDITY AND CAPITAL RESOURCES

        Pro forma for the Laidlaw Acquisition as of September 30, 1996, the Company had an estimated balance of cash and cash equivalents of $56.6 million. Pro forma for the Laidlaw Acquisition on September 30, 1996, the Company's debt structure consisted of $525 million of the Notes, amounts outstanding under the Senior Credit Facility (which upon the consummation of the Laidlaw Acquisition was approximately $975 million), and $110.8 million of Allied Canada Debentures. The Company intends to use approximately $500 million of the proceeds from the Canadian Sale to pay down the Senior Credit Facility.

        After giving effect to the Laidlaw Acquisition and the Canadian Sale, there will be aggregate availability under the Senior Credit Facility of $300 million pursuant to a revolving credit facility to be used for working capital, letters for credit, acquisitions and other general corporate purposes. No more than $200 million of funded loans (excluding amounts outstanding pursuant to drawn letters of credit) may be outstanding at one time, of which not more than $100 million may be used for acquisitions. The indenture relating to the Notes and the Senior Credit Facility contain financial and operating covenants and significant restrictions on the ability of the Company to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions.

        After consummation of the Laidlaw Acquisition and the Canadian Sale, the Company intends to fund its cash needs through cash flow from operations and borrowings under the Senior Credit Facility. Because of the capital intensive nature of the solid waste industry, the Company may use amounts in excess of the cash generated from operations to retire and service debt, fund acquisitions, other landfill development and capital expenditures. The Company also intends to enter into master equipment lease facilities relating to the financing of the acquisition of trucks and containers. A substantial portion of the Company's available cash will be required to be applied to service the indebtedness incurred to finance the Laidlaw Acquisition, which is expected to include approximately $140 million in annual principal and interest payments (after giving effect to the payment of $500 million on the Senior Credit Facility after the Canadian Sale). During calendar year 1997 (after giving effect to the Canadian Sale), the Company also expects to spend approximately $130 million for capital, closure and post-closure and remediation expenditures and expects to be required to provide approximately $221.6 million in financial assurance obligations relating to its landfill operations. Amounts expended on capital expenditures and financial assurance obligations will increase as a result of any acquisitions or expansions of the Company's operations. As a result of these capital requirements, the Company may periodically have low levels of working capital or be required to finance working capital deficits.

        Further regulatory action by Federal, state and local governments could accelerate expenditures for closure and post-closure monitoring and obligate the Company to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase the Company's operating costs and impair the Company's ability to invest in its facilities.

        The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. One of the primary factors impacting the Company's future performance will be its ability to integrate the assets acquired in the Laidlaw Acquisition after the Canadian sale, and to reduce redundancies and excess costs. These operations are significantly larger than the Company's previous operations and represent a substantial increase in the scope of the Company's business. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowing under the Senior Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, letters of credit, capital expenditures and scheduled payments of principal of, and interest on debt incurred under the Senior Credit Facility, and interest on the Notes. However, the principal payments at maturity on the Notes may require refinancing. In addition, the Company may consider the divestiture of certain of its assets to retire its debt under the Senior Credit Facility. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future financings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms if at all. Additionally, depending on the timing, amount and structure of any future acquisitions and the availability of funds under the acquisition facility under the Senior Credit Facility, the Company may need to raise additional capital to fund the acquisition and integration of additional solid waste businesses. There can be no assurance that the Company will be able to secure such additional funding on favorable terms, if at all.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock at December 31, 1996 by: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each of the director's names, (iii) each of the Company's executive officers not included in the information regarding the Board of Directors, and (iv) all directors and executive officers of the Company as a group.

NAME OF PERSON OR IDENTITY OF GROUP (1)          NUMBER         PERCENT OF CLASS
---------------------------------------       --------------    ----------------
Roger A. Ramsey...............................    998,667(2)         1.3%
Thomas H. Van Weelden.........................  1,309,013(3)         1.7%
Laidlaw Transportation, Inc. (4).............. 14,600,000(5         19.5%
           669 Airport Freeway, Suite 400
           Hurst, Texas 76053
TPG Partners, L.P............................. 11,776,765(6)        15.8%
TPG Parallel I, L.P.
           201 Main Street, Suite 2420
           Fort Worth, Texas 76102
Nolan Lehmann.................................  1,546,770(7)         2.1%
Brian A. O'Leary..............................  6,005,241            8.0%
Daniel J. Ivan................................     99,836(8)           *
Larry D. Henk.................................    224,687(9)           *
H. Steven Uthoff..............................    139,000(10)          *
Robert G. Reedy...............................     71,407(11)          *
Alan B. Shepard...............................     74,272(12)          *
William K. Reilly.............................     35,000(13)          *
John M. Lewis.................................     36,811(14)          *
James G. Coulter.............................. 11,811,765(15)       15.8%
Jeffrey A. Shaw...............................     35,000(13)          *
All directors and executive officers as
a group(18 persons) (2)-(3), (6)-(15)......... 17,757,306            23.2%

----------
     *    Does not exceed one percent.
     (1) Unless otherwise indicated, the address of each person or group listed above is 15880 N. Greenway-Hayden, Scottsdale, AZ 85260.
     (2) Includes (i) 75,694 shares of Common Stock that are beneficially owned by an affiliate of Mr. Ramsey and (ii) 564,494 shares of Common Stock that are vested and may be acquired on the exercise of options.
     (3) Includes 440,119 shares of Common Stock that are vested and may be acquired on the exercise of options and warrants.
     (4) Laidlaw Transportation, Inc. is a wholly-owned subsidiary of Laidlaw Inc., 3221 North Service Road, Burlington, Ontario, Canada L7R 3Y8
     (5) Does not include a warrant to purchase 20,400,000 shares of Common Stock which may not be exercised by Laidlaw Transportation, Inc. or any affiliate unless there is a change of control of the Company.
     (6) The general partners of each of TPG Partners, L.P. and TPG Parallel I, L.P. is TPG GenPar, L.P., a Delaware limited partnership. The general partner of TPG GenPar, L.P. is TPG Advisors, Inc. a Delaware corporation. The stockholders of TPG Advisors, Inc. are David Bonderman, James G. Coulter and William S. Price, III, none of whom own a majority of the outstanding stock.
     (7) Includes (i) 1,491,449 shares of Common Stock that are beneficially owned by an affiliate of Mr. Lehmann, and (ii) 45,000 shares of Common Stock that are vested and may be acquired on the exercise of options.
     (8) Includes 96,500 shares of Common Stock that are vested and may be acquired on the exercise of options.
     (9) Includes 179,800 shares of Common Stock that are vested and may be acquired on the exercise of options.

     (10) Includes 137,500 shares of Common Stock that are vested and may be acquired on the exercise of options and warrants.
     (11) Includes 45,000 shares of Common Stock that are vested and may be acquired on the exercise of options.
     (12) Includes 45,000 shares of Common Stock that are vested and may be acquired on the exercise of options.
     (13) Represents shares of Common Stock that are vested and may be acquired on the exercise of options.
     (14) Includes 35,000 shares of Common Stock that are vested and may be acquired on the exercise of options.
     (15) Includes (i) 35,000 shares of Common Stock that are vested and may be acquired on the exercise of options and (ii) 11,776,765 shares of Common Stock which are beneficially owned by TPG Partners, L.P.

EXECUTIVE COMPENSATION

        Summary of Compensation. The following table provides certain summary information concerning compensation paid or accrued during the fiscal years ended December 31, 1996, 1995 and 1994 to the Company's Chief Executive Officer and to each of the four other highly compensated executive officers serving at the end of the fiscal year ended December 31, 1996 (the "Named Executive Officers"):

                                                                                Long Term
                                               Annual Compensation          Compensation Awards
                                         -------------------------------    -------------------
                                                             Other Annual  Securities/Underlying
Name and Position                 Year    Salary    Bonus    Compensation   Options/SARs (1) (#)
------------------                ----   -------- --------   ------------  --------------------
Roger A. Ramsey ..............    1996   $348,803 $120,000    $ 9,972(2)        600,000
Chief Executive Officer ......    1995    260,000  200,000       --             232,175
                                  1994    223,538   32,500          --           40,000

Thomas H. Van Weelden ........    1996    357,345  120,000      6,849           600,000
President and COO ............    1995    260,000  160,000       --             232,175
                                  1994    223,538   52,500    170,638(3)         40,000

Larry D. Henk ................    1996    197,700   85,000        448            40,000
Vice President - Operations ..    1995    175,000   65,000       --             150,000
                                  1994    135,800   44,000          --           68,100

H. Steven Uthoff .............    1996    197,147   45,000     68,569            40,000
Vice President - Controller ..    1995    175,000   52,500       --             150,000
                                  1994     84,015    9,000       --              25,000

Henry L. Hirvela .............    1996    157,827   85,000     26,830           100,000
Vice President - CFO .........    1995       --       --         --                --
                                  1994       --       --         --                --

----------
(1) See "--Option Grants in Last Fiscal Year," for certain information regarding options granted during the fiscal year ended December 31, 1996.
(2)  Represents dues associated with membership in certain organizations.
(3) Includes $156,261 paid by the Company as reimbursement for certain relocation expenses, $10,772 for automobile allowance, fuel and maintenance, and $3,605 for dues associated with membership in certain organizations.
(4)  Represents reimbursement for certain relocation expenses.
(5) Includes $26,553 paid by the Company as reimbursement for certain relocation expenses and $277 for dues associated with membership in certain organizations.

      Option Grants in Last Fiscal Year. The following table provides certain information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 1996 under the Incentive Plans:

                                              Individual Grants                            Potential
                           ------------------------------------------------------       Realizable Value
                            Number of       Percent                                        at Assumed
                            Securities      of Total                                     Annual Rates of
                            Underlying    Options/SARs                              Stock Price Appreciation
                             Options/        Granted     Exercise or                  for Option Term (2)
                           SARs Granted   to Employees   Base Price    Expiration  -------------------------
Name and Position            (#) (1)     in Fiscal Year  ($/Share)        Date        5% ($)       10% ($)
-----------------          ------------  ------------- --------------   --------   -----------   -----------
Roger A. Ramsey               400,000         21%        $ 9.500        06/21/06    $2,389,800   $6,056,221
Chief Executive Officer       100,000          5%          9.500        06/21/06       597,450    1,514,055
                              100,000          5%          8.125            N/A        510,977    1,294,916

Thomas H. Van Weelden         400,000         21%          9.500        06/21/06     2,389,800    6,056,221
President and COO             100,000          5%          9.500        06/21/06       597,450    1,514,055
                              100,000          5%          8.125            N/A        510,977    1,294,916

Larry D. Henk                  40,000          2%          6.875        01/24/06       172,946      438,279
Vice President - Operations

H. Steven Uthoff               40,000          2%          6.875        01/24/06       172,946      438,279
Vice President - Controller

Henry L. Hirvela              100,000          5%          9.125        04/01/06      573,866     1,454,290
Vice President and CFO

----------

(1) Each option granted under the Incentive Plans becomes immediately exercisable on the occurrence of a Change in Control (as defined in the Incentive Plans). No stock appreciation rights were granted during 1996. Mr. Ramsey and Mr. Van Weelden each were awarded 100,000 in restricted stock during 1996. The restrictions may be released or accelerated under certain conditions.
(2) Because the exercise price of all options equals the market price per share of Common Stock on the date of grant, the potential realizable value of the options assuming 0% stock appreciation is zero.

      Aggregated Option Exercises and Fiscal Year End Option Values. The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 1996 by the Chief Executive Officer and each of the Named Executive Officers listed in the preceding tables:

                                                 Number of Securities       Value of the Unexercised
                                                Underlying Unexercised            In-The-Money
                          Shares                Options/SARs at Fiscal      Options/SARs at Fiscal
                        Acquired on    Value         Year-End (#)               Year-End ($) (1)
Name                   Exercise (#)  Realized  Exercisable/Unexercisable    Exercisable/Unexercisable
----                   ------------  --------  -------------------------    -------------------------
Roger A. Ramsey              -           -     564,494          595,181      $2,453,265    $353,313
Thomas H. Van Weelden        -           -     401,994          520,181       1,608,263     240,815
Larry D. Henk                -           -     179,800           90,000         825,975     344,000
H. Steven Uthoff             -           -     125,000           90,000         604,250     344,000
Henry L. Hirvela             -           -           -          100,000               -      12,500

----------

(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the last sales price of the Common Stock on December 31, 1996 ($9.25 per share) and the exercise price, which ranges between $3.00 and $9.125 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

        Employment Agreements. The Company has entered into Executive Employment Agreements with certain Named Executive Officers. The Executive Employment Agreements of Mr. Ramsey and Mr. Van Weelden provide a base salary of $500,000 and a primary term which expires in 1999 that, after each year of employment, is automatically renewed for successive one-year terms. The Executive Employment Agreements of Mr. Henk and Mr. Uthoff provide for salaries of $260,000 and $225,000, respectively, and a primary term which expires in 1997 that is automatically renewed for successive one-year terms. If the Executive Employment Agreements of Messrs. Ramsey, Van Weelden, Henk or Uthoff are terminated by the employee for Good Reason (as defined in the Executive Employment Agreement), or by the Company without Cause (as defined in the Executive Employment Agreement), the base salary will be paid until expiration of the term of the Executive Employment Agreement. If the Executive Employment Agreements of Messrs. Ramsey, Van Weelden, Henk or Uthoff are terminated by the employee for Good Reason or by the Company without Cause and a Change in Control (as defined in the Executive Employment Agreement) has occurred within the two years preceding the date of termination, the Company is obligated to pay an amount equal to the sum of two times the base salary on the date of termination and the bonus paid for the previous year. The Company has also entered into Employment Agreements with Anthony F. Ciofalo, Michael G. Hannon, Peter S. Hathaway, Steven M. Helm, Daniel
J. Ivan and Richard Van Hattem. These Employment Agreements provide for base salaries ranging from $85,000 to $225,000, as well as terms and severance arrangements similar to those found in the Executive Employment Agreements of the Named Executive Officers.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            ALLIED WASTE INDUSTRIES, INC.



Date:      February 19, 1997                /s/ PETER S. HATHAWAY
                                            ---------------------------
                                                Peter S. Hathaway
                                            Vice President, Treasurer &
                                             Chief Accounting Officer